UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 9, 2013

Commission file number 001-32953

ATLAS ENERGY, L.P.

(Exact name of registrant as specified in its charter)

Delaware	43-2094238
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Park Place Corporate Center One

1000 Commerce Drive, Suite 400

Pittsburgh, PA 15275

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (412) 489-0006

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (127 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (27 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (27 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreement.

EP Energy Acquisition

On June 9, 2013, Atlas Energy, L.P. (“Atlas Energy”) entered into a definitive Assignment and Assumption Agreement (the “Assignment Agreement”) with Atlas Resource Partners, L.P. (“ARP”) relating to the definitive Purchase and Sale Agreement dated June 9, 2013, among EP Energy E&P Company L.P. and EPE Nominee Corp. (together, the “Seller”) and ARP (the “Purchase Agreement” and together with the Assignment Agreement, the “Transaction Agreements”).

The Purchase Agreement provides for the acquisition (the “Acquisition”) of Seller’s Raton basin assets in northern New Mexico, Seller’s County Line basin assets in Wyoming, Seller’s 50% interest in two entities through which Seller conducts operations in the Black Warrior basin and Seller’s Arkoma basin assets in Oklahoma (together, the “Assets”). Pursuant to the Assignment Agreement, ARP assigned, and Atlas Energy accepted and assumed, the right to acquire the Arkoma Assets and related liabilities from Seller under the Purchase Agreement. Accordingly, subject to the terms and conditions of the Transaction Agreements, a subsidiary of Atlas Energy will acquire the Arkoma Assets for approximately $67 million, and a subsidiary of ARP will acquire the remaining Assets for approximately $733 million in cash.

The purchase price will be reduced by the amount of royalties received by Seller with respect to the Assets from the period beginning on May 1, 2013 through the closing, and increased by the amount of operating and certain other expenses incurred by Seller with respect to the Assets during that period. The purchase price also is subject to other adjustments, including, among others, reductions for, subject to certain exceptions and limitations: the allocated value of certain Assets with respect to which third-party consents are not received prior to closing; the allocated value of certain Assets with respect to which preferential purchase rights are exercised prior to closing; and the value of title defects and environmental defects with respect to the Assets.

The Purchase Agreement contains customary representations and warranties of the parties and covenants of the Seller to operate the Assets in the ordinary course until the Acquisition is completed, as well as covenants relating to employee matters, among other things. The closing of the Acquisition is subject to certain closing conditions, including receipt of approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The Purchase Agreement also provides for the parties to indemnify each other with respect to certain matters following the closing, subject to certain limitations. The Purchase Agreement includes certain termination rights, including, among others, the right of either party to terminate: if the reduction in the purchase price for title and environmental defects exceeds 10% of the base purchase price; if the reduction in the purchase price for casualty losses exceeds 10% of the base purchase price; or if the closing has not occurred by 120 days following the execution date.

The Assignment Agreement contains representations and warranties of Atlas Energy generally relating to Atlas Energy’s ability to engage in the Acquisition, as well as indemnification by Atlas Energy of ARP for any failure by Atlas Energy to perform its obligations under the Assignment Agreement and consummate the Acquisition. In addition, the Assignment Agreement provides for adjustments to the purchase price payable by Atlas Energy to Seller based on the purchase price adjustments under the Purchase Agreement.

In connection with entering into the Purchase Agreement, Atlas Energy entered into a commitment letter with Wells Fargo Securities, LLC, Wells Fargo Bank, National Association, Deutsche Bank Securities Inc. and Deutsche Bank AG New York Branch (the “Commitment Parties”) on June 9, 2013 (the “Commitment Letter”) to provide a senior secured term loan facility in the principal amount of $275 million less the aggregate amount of commitments under Atlas Energy’s existing credit facility in excess of $30 million on the closing date for the new term loan facility. The Commitment Letter contemplates (i) the commitment by certain of the Commitment Parties to provide Atlas Energy with the full amount of the term loan facility at the closing of the transactions contemplated by the Transaction Agreements and (ii) that certain of the Commitment Parties, the lead arrangers, will solicit commitments from other lenders for the term loan facility, with the commitment of each of the Commitment Parties reduced on a dollar-for-dollar basis by the amount of any such commitments. Proceeds from this debt financing will fund a portion of the cash consideration required pursuant to the Transaction Agreements and the purchase of the Class C preferred units described below. The Commitment Letter expires within 120 days from its execution, if the closing of the Acquisition has not occurred by such date.

Atlas Energy is the parent of ARP’s general partner.

The foregoing description of the Purchase Agreement and the Assignment Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such agreements, attached hereto as Exhibits 2.1 and 2.2 to this Current Report, which are incorporated herein by this reference.

Class C Preferred Unit Purchase Agreement

On June 9, 2013, Atlas Energy entered into a Class C preferred unit purchase agreement with ARP to purchase approximately $125 million of ARP’s Class C convertible preferred units in a private placement, at a price per unit of $23.10, which will be the face value of the units. Atlas Energy agreed to purchase the Class C preferred units in a private transaction exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. The issuance of the Class C preferred units is subject to customary closing conditions, including the closing of the pending Acquisition discussed above.

Atlas Energy will have the right to convert the Class C preferred units, in whole or in part, at any time prior to the date that is three years following the issuance of the Class C preferred units, into a number of common units equal to (i) the face value plus all unpaid preferred distributions divided by (ii) the face value, subject to customary anti-dilution adjustments. Unless previously converted, all Class C preferred units will convert into common units on the date that is three years following the issuance of the Class C preferred units. The Class C preferred units will pay cash distributions in an amount equal to the greater of (i) $0.51 per unit and (ii) the distributions payable on each common unit at each declared quarterly distribution date. Assuming that the Class C preferred units are issued during the third quarter of 2013 as currently expected, the initial Class C preferred distribution will be paid for the quarter ending September 30, 2013.

Atlas Energy will receive, upon issuance of the Class C preferred units, warrants to purchase ARP’s common units at an exercise price equal to the face value of the Class C preferred units. The number of warrants to be so issued will equal 15% of the number of Class C preferred units issued in the private placement. The warrants will become exercisable 90 days after the date of issuance thereof.

If, prior to the issuance of the Class C preferred units, ARP completes and receives proceeds in excess of $275 million from an offering of any of its equity securities, the amount of Atlas Energy’s commitment to purchase Class C preferred units will be reduced by an amount equal to the dollar amount of the proceeds ARP raises in such offering in excess of $275 million.

Upon issuance of the Class C preferred units, Atlas Energy and ARP will enter into a registration rights agreement pursuant to which ARP will agree to file a registration statement with the Securities and Exchange Commission to register the resale of the common units issuable upon conversion of the Class C preferred units or exercise of the warrants. ARP will agree to use commercially reasonable efforts to file the registration statement within 90 days of the conversion of the Class C preferred units into common units or the exercise of the warrants.

The foregoing description of the Class C preferred unit purchase agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such agreement, attached hereto as Exhibit 10.1 to this Current Report, which is incorporated herein by this reference.

Item 7.01 Regulation FD Disclosure.

On June 10, 2013, Atlas Energy issued a press release related to the foregoing. A copy of the press release is attached as Exhibit 99.1 to this Current Report. The information under this item in this Current Report, including the exhibits hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

(c) Shell company transactions.

Not applicable.

(d) Exhibits.

2.1	Purchase and Sale Agreement, dated as of June 9, 2013, by and among EP Energy E&P Company, L.P., EPE Nominee Corp. and Atlas Resource Partners, L.P. The schedules to the Purchase and Sale Agreement have been omitted pursuant to Item 601(b) of Regulation S-K. A copy of the omitted schedules will be furnished to the U.S. Securities and Exchange Commission supplementally upon request. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Atlas Resource Partners, L.P. on June 10, 2013)

2.2	Assignment & Assumption Agreement, dated as of June 9, 2013, between Atlas Resource Partners, L.P. and Atlas Energy, L.P.

10.1	Class C Preferred Unit Purchase Agreement, dated as of June 9, 2013, between Atlas Resource Partners, L.P. and Atlas Energy, L.P.

99.1	Press Release of Atlas Energy, L.P. dated June 10, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ATLAS ENERGY, L.P.

By: Atlas Energy GP, LLC, its general partner

June 13, 2013	By:	/s/ Sean McGrath
Sean McGrath Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Purchase and Sale Agreement, dated as of June 9, 2013, by and among EP Energy E&P Company, L.P., EPE Nominee Corp. and Atlas Resource Partners, L.P. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Atlas Resource Partners, L.P. on June 10, 2013)

2.2	Assignment and Assumption Agreement, dated as of June 9, 2013, between Atlas Resource Partners, L.P. and Atlas Energy, L.P.

10.1	Class C Preferred Unit Purchase Agreement, dated as of June 9, 2013, between Atlas Resource Partners, L.P. and Atlas Energy, L.P.

99.1	Press Release of Atlas Energy, L.P. dated June 10, 2013